FOR IMMEDIATE RELEASE             Contact Information
Emily Miller, Investor Relations
Phone : (701) 837-7104
E-mail : IR@centerspacehomes.com

CENTERSPACE ANNOUNCES BOARD OF TRUSTEES APPOINTMENTS

MINNEAPOLIS, MN, January 18, 2022 – Centerspace (NYSE: CSR) announced today the appointment of Rodney Jones-Tyson as Trustee, the addition of Bob Levine as a non-voting observer to the Board of Trustees (“Board”) and the transition of John Schissel to Chair of the Board.

“We are pleased to welcome Rodney and Bob to the Board of Centerspace in their respective capacities. I am also excited to work with John as Chair,” said Centerspace President and CEO Mark Decker, Jr.
“Rodney brings significant experience from his roles at Baird and his perspective will be invaluable as we look to continue to successfully scale the Company in the coming years, particularly as we work to extend our efforts to be a great place to work and align our team around our mission” Decker continued. “In addition, it has been a pleasure getting to work with Bob through our recent acquisition of the KMS portfolio. His insights into the Minneapolis multifamily market will be particularly helpful as we execute on the integration of KMS and continue to seek new opportunities in the market.”

Mr. Schissel succeeds Jeff Caira as Chair who will remain on the Board after serving as Chair for the past four and a half years.

“I am honored to take on the role as Chair and want to thank Jeff for his leadership during the successful transformation of Centerspace from a diversified REIT to a growing, focused housing company,” said John Schissel, “I am also extremely privileged to be able to work with the exceptional management team at Centerspace that developed and executed on the transition strategy, as well as, my fellow Trustees who have all contributed to Centerspace’s many successes in recent years. We believe there are many more opportunities for the Company to continue to distinguish itself in the years ahead.”

Mr. Jones-Tyson has over 30 years of experience working for global financial services companies and is currently the Global Chief Human Resources Officer for Baird, a privately held, employee-owned wealth management, asset management, investment banking/capital markets and private equity firm with offices in the United States, Europe and Asia.  Prior to his current position, Mr. Jones-Tyson was Baird’s Chief Risk Officer from 2018-2021, the Chief Operating Officer for Baird’s Global Investment Banking Group from 2011-2018 and the Director of Business Development for Baird from 2008-2011.  Mr. Jones-Tyson began his career at Baird in 1998 as an investment banker where he provided mergers and acquisition and equity capital markets advice to mid-market companies in the US and Europe.  Prior to joining Baird, Mr. Jones-Tyson was in the consumer and corporate lending groups at Chase Manhattan Bank and Citibank.  In the community, Mr. Jones-Tyson is the board chair of the Foundation for Homan Square and is a current board member and former board chair of IFF, the largest non-profit Community Development Financial Institution in the Midwest.  Mr. Jones-Tyson received his MBA from the University of Chicago Booth School of Business and earned a Bachelor's degree in Finance from the University of Maryland.

Mr. Levine has over 40 years of experience in the real estate industry. Mr. Levine currently holds the position of President and CEO of KMS Management Inc. which acquires, redevelops, and manages apartment communities. Early in his career, Mr. Levine was involved in the redevelopment of historic commercial properties, converting them to senior housing. Prior to the real estate business, Mr. Levine spent over 5 years at Honeywell as a National Marking Manager in their Building Control Division. Mr. Levine holds a Bachelor of Science degree in Industrial Engineering from the University of Wisconsin, Madison. Mr. Levine is a past president of the Minnesota Multi-Housing Association, and a Certified Property Manager (CPM®) and member of the Institute of Real Estate Management.

About Centerspace

Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 83 apartment communities consisting of 14,718 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. Centerspace was named a Top Workplace for 2021 by the Minneapolis Star Tribune. For more information, please visit www.centerspacehomes.com.

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If you would like more information about this topic, please contact Emily Miller, Investor Relations, at (701) 837-7104 or IR@centerspacehomes.com.